Prospectus Supplement                                             Rule 424(b)(3)
(To Prospectus Dated August 27, 1999,                         File No. 333-65133
As Supplemented on  September 28, 1999)

                          AVERY COMMUNICATIONS, INC.

     The information under the caption "Per share data" on Page F-3 of Avery's prospectus dated August 27, 1999, is amended to read in its entirety as follows:

                                                     Year ended                Six months ended
                                                    December 31,                   June 30,
                                             --------------------------   -------------------------
                                                 1997         1998            1998         1999
                                             ------------ -------------   ------------ ------------
Per share data

Basic income (loss) per share:

  Continuing operations....................   $    (0.28)  $    (0.19)     $      0.07  $    (0.05)

  Discontinued operations:

    Earnings from operations...............         0.02           --               --           --

    Estimated loss on disposal.............        (0.02)          --               --           --
                                            ------------- -------------   ------------ ------------
Net income (loss)..........................   $    (0.28)  $    (0.19)     $      0.07  $    (0.05)
                                            ============= =============   ============ ============
Diluted income (loss) per share:

  Continuing operations....................   $    (0.28)  $    (0.19)     $      0.06  $    (0.05)

  Discontinued operations..................

    Earnings from operations...............         0.02           --               --           --

    Estimated loss on disposal.............        (0.02)          --               --           --
                                            ------------- -------------   ------------ ------------
Net income (loss)..........................   $    (0.28)  $    (0.19)     $      0.06  $    (0.05)
                                            ============= =============   ============ ============
Weighted average number of common shares:

  Basic common shares......................    7,268,338    8,541,575        8,289,852   8,659,555
                                            ============= =============   ============ ============
  Diluted common shares....................    7,268,338    8,541,575       10,028,375   8,659,555
                                            ============= =============   ============ ============

     The fourth paragraph under the caption "Business - Recent Transactions - The Primal Acquisition" on pages 21 and 22 of Avery's prospectus dated August 27, 1999, is amended to read in its entirety as follows:

     In addition, the principal shareholders of Primal will have the right during September and October 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of the Avery preferred stock received in the merger for the purchase price of $2.50 per share if Primal and Primal Billing Solutions have consolidated gross revenues of at least $8,325,000 and their consolidated operating loss does not exceed $1,082,000 during the period beginning August 1, 1999, and ending July 31, 2000. Assuming that Mark J. Nielsen is still employed by Avery on August 15, 2000, the number of shares required to be repurchased will be reduced by 320,893 shares, the total number of shares received by Mr. Nielsen in the Primal merger, which would reduce the repurchase obligation to 1,229,107 shares.

              --------------------------------------------------

                 The date of this supplement is March 28, 2000